Exhibit 15

Acknowledgment of Independent Registered Public Accounting Firm

May 8, 2023

To the Shareholders and Board of Directors of KeyCorp

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of KeyCorp for the registration of 40,000,000 common shares issuable under KeyCorp’s Amended and Restated 2019 Equity Compensation Plan of our report dated May 4, 2023 relating to the unaudited consolidated interim financial statements of KeyCorp that is included in its Form 10-Q for the quarter ended March 31, 2023.

/s/ Ernst & Young LLP
Cleveland, Ohio